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EXHIBIT 2

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42 Granite REIT 2014

Audited Combined Financial Statements of
Granite Real Estate Investment Trust and
Granite REIT Inc.
 For the year ended December 31, 2014

Granite REIT 2014 43

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

Management of Granite Real Estate Investment Trust and Granite REIT Inc. (collectively the "Trust") is responsible for the preparation and presentation of the combined financial statements and all information included in the 2014 Annual Report. The combined financial statements were prepared by management in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and where appropriate, reflect estimates based on management's best judgement in the circumstances. Financial information as presented elsewhere in the 2014 Annual Report has been prepared by management to ensure consistency with information contained in the combined financial statements. The combined financial statements have been audited by independent auditors and reviewed by the Audit Committees and approved by both the Board of Trustees of Granite Real Estate Investment Trust and the Board of Directors of Granite REIT Inc.

Management is responsible for the development and maintenance of systems of internal accounting and administrative cost controls of high quality, within reasonable cost. Such systems are designed to provide reasonable assurance that the financial information is accurate, relevant and reliable and that the Trust's assets are appropriately accounted for and adequately safeguarded. Management has determined that, as at December 31, 2014 and based on the framework set forth in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, internal control over financial reporting was effective. The Trust's Chief Executive Officer and Chief Financial Officer, in compliance with Section 302 of the U.S. Sarbanes-Oxley Act of 2002 ("SOX"), have provided a SOX-related certification in connection with the Trust's annual disclosure document in the U.S. (Form 40-F) to the U.S. Securities and Exchange Commission. In accordance with Multilateral Instrument 52-109, a similar certification has been provided to the Canadian Securities Administrators.

The Trust's Audit Committees are appointed by their respective Boards annually and are comprised solely of outside independent Directors or Trustees. The Audit Committees meet periodically with management, as well as with the independent auditors, to satisfy themselves that each is properly discharging its responsibilities to review the combined financial statements and the independent auditors' report and to discuss significant financial reporting issues and auditing matters. The Audit Committees report their findings to the Boards for consideration when approving the combined financial statements for issuance to the stapled unitholders.

The combined financial statements and the effectiveness of internal control over financial reporting have been audited by Deloitte LLP, the independent auditors, in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States) on behalf of the stapled unitholders. The Auditors' Reports outline the nature of their examinations and their opinions on the combined financial statements of the Trust and the effectiveness of the Trust's internal control over financial reporting. The independent auditors have full and unrestricted access to the Audit Committees.

THOMAS HESLIP	MICHAEL FORSAYETH
Chief Executive Officer	Chief Financial Officer

Toronto, Canada,
March 4, 2015

44 Granite REIT 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Unitholders of Granite Real Estate Investment Trust
and the Board of Directors and Shareholders of Granite REIT Inc.

We have audited the accompanying combined financial statements of Granite Real Estate Investment Trust and Granite REIT Inc. and subsidiaries (collectively, the "Trust"), which comprise the combined balance sheets as at December 31, 2014 and December 31, 2013 and the combined statements of income, combined statements of comprehensive income, combined statements of unitholders' equity and combined statements of cash flows for the years then ended, and a summary of significant accounting policies and other explanatory information.

Management's Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Trust and subsidiaries as at December 31, 2014 and December 31, 2013 and their financial performance and their cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Other Matter

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Trust's internal control over financial reporting as of December 31, 2014, based on the criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 4, 2015 expressed an unqualified opinion on the Trust's internal control over financial reporting.

Chartered Professional Accountants, Chartered Accountants
Licensed Public Accountants
March 4, 2015
Toronto, Canada

Granite REIT 2014 45

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Unitholders of Granite Real Estate Investment Trust
and the Board of Directors and Shareholders of Granite REIT Inc.

We have audited the internal control over financial reporting of Granite Real Estate Investment Trust and Granite REIT Inc. and subsidiaries (collectively, the "Trust") as of December 31, 2014, based on the criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Trust's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Trust's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed by, or under the supervision of, the company's principal executive and principal financial officers, or persons performing similar functions, and effected by the company's board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Trust maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014, based on the criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States), the combined financial statements as of and for the year ended December 31, 2014 of the Trust and our report dated March 4, 2015 expressed an unmodified opinion on those financial statements.

Chartered Professional Accountants, Chartered Accountants
Licensed Public Accountants
March 4, 2015
Toronto, Canada

46 Granite REIT 2014

Combined Balance Sheets
(Canadian dollars in thousands)

As at December 31,	Note	2014	2013
ASSETS
Non-current assets:
Investment properties	4	$2,310,378	$2,351,897
Deferred tax assets	11	7,206	8,173
Fixed assets, net		1,746	1,938
Other assets	5	1,879	1,958
Cross currency interest rate swap	6	481	—

		2,321,690	2,363,966
Current assets:
Accounts receivable		2,247	2,491
Income taxes receivable	11	921	930
Prepaid expenses and other		1,885	1,366
Restricted cash	3	4,782	4,360
Cash and cash equivalents		116,233	95,520

Total assets		$2,447,758	$2,468,633

LIABILITIES AND STAPLED UNITHOLDERS' EQUITY
Non-current liabilities:
Unsecured debentures, net	6	$447,049	$462,070
Cross currency interest rate swap	6	3,829	11,003
Secured long-term debt	7	65,247	41,856
Deferred tax liabilities	11	155,708	166,622
Other non-current liabilities	8	10,809	3,777

		682,642	685,328
Current liabilities:
Deferred revenue		5,299	5,194
Bank indebtedness	9	62,645	53,180
Current portion of secured long-term debt	7	832	—
Accounts payable and accrued liabilities	10	36,649	33,178
Distributions payable		9,027	8,591
Income taxes payable	11	14,421	6,652

Total liabilities		811,515	792,123

Equity:
Stapled unitholders' equity		1,629,985	1,671,227
Non-controlling interests		6,258	5,283

Total equity		1,636,243	1,676,510

Total liabilities and stapled unitholders' equity		$2,447,758	$2,468,633

Commitments and contingencies (note 22)
See accompanying notes
On behalf of the Boards:

/S/ G. WESLEY VOORHEIS Director/Trustee	/S/ GERALD J. MILLER Director/Trustee

Granite REIT 2014 47

Combined Statements of Income
(Canadian dollars in thousands)

Years ended December 31,	Note		2014	2013
Rental revenue and tenant recoveries			$207,410	$189,900
Property operating costs	14	(a)	6,876	5,545
General and administrative expenses	14	(b)	28,061	27,065
Depreciation and amortization			621	454
Interest expense and other financing costs, net	14	(c)	23,967	20,586
Early redemption costs of unsecured debentures	6		28,580	—
Foreign exchange gains, net			(3,063)	(46)
Fair value losses on investment properties, net	4		51,620	16,182
Fair value gains on financial instruments	14	(d)	(177)	(72)
Acquisition transaction costs			189	14,246
Gain on Meadows holdback	14	(e)	—	(5,143)
Loss (gain) on sale of investment properties	4		(1,416)	778

Income before income taxes			72,152	110,305
Income tax expense (recovery)	11		8,492	(33,139)

Net income from continuing operations			63,660	143,444
Net income from discontinued operations	15		6,757	1,822

Net income			$70,417	$145,266

Net income attributable to:
Stapled unitholders
Continuing operations			$63,456	$143,209
Discontinued operations			6,757	1,822

			70,213	145,031

Non-controlling interests
Continuing operations			204	235
Discontinued operations			—	—

			204	235

			$70,417	$145,266

See accompanying notes

48 Granite REIT 2014

Combined Statements of Comprehensive Income
(Canadian dollars in thousands)

Years ended December 31,	Note		2014	2013
Net income			$70,417	$145,266
Other comprehensive income (loss):
Foreign currency translation adjustment(1)			(9,358)	126,527
Unrealized gain (loss) on cross currency interest rate swaps(1)	6	(d)	6,200	(11,490)
Net foreign exchange loss on net investment hedge, includes income taxes of nil(1)			(1,393)	(6,992)
Reclassification of cumulative foreign currency translation amounts relating to foreign operation disposed of in the year	15		(5,722)	—

Total other comprehensive income (loss)			(10,273)	108,045

Comprehensive income			$60,144	$253,311

(1) Items that may be reclassified subsequently to net income
Comprehensive income attributable to:
Stapled unitholders
Continuing operations			$57,943	$243,883
Discontinued operations			1,666	8,993

			59,609	252,876

Non-controlling interests
Continuing operations			535	435
Discontinued operations			—	—

			535	435

Comprehensive income			$60,144	$253,311

See accompanying notes

Granite REIT 2014 49

Combined Statements of Unitholders' Equity
(Canadian dollars in thousands)

Year Ended December 31, 2014	Number of Units	Stapled Units	Contributed surplus	Deficit	Accumulated other comprehensive income (loss)	Total	Non- controlling interests	Total
Equity at January 1, 2014	46,945	$2,121,412	$61,425	$(608,671)	$97,061	$1,671,227	$5,283	$1,676,510
Net income	—	—	—	70,213	—	70,213	204	70,417
Other comprehensive income (loss)	—	—	—	—	(10,604)	(10,604)	331	(10,273)
Distributions	—	—	—	(103,641)	—	(103,641)	(221)	(103,862)
Contributions from non-controlling interests	—	—	—	—	—	—	661	661
Units issued on exercise of stapled unit options	50	1,916	—	—	—	1,916	—	1,916
Units issued on settlement of deferred stapled units	22	874	—	—	—	874	—	874

Equity at December 31, 2014	47,017	$2,124,202	$61,425	$(642,099)	$86,457	$1,629,985	$6,258	$1,636,243

Year Ended December 31, 2013	Number of Units	Stapled Units	Contributed surplus	Deficit	Accumulated other comprehensive income (loss)	Total	Non- controlling interests	Total
Equity at January 1, 2013	46,833	$2,117,256	$63,168	$(654,828)	$(10,784)	$1,514,812	$1,041	$1,515,853
Net income	—	—	—	145,031	—	145,031	235	145,266
Other comprehensive income	—	—	—	—	107,845	107,845	200	108,045
Distributions	—	—	—	(98,922)	—	(98,922)	(215)	(99,137)
Contributions from non-controlling interests	—	—	—	—	—	—	4,022	4,022
Units issued on exercise of stapled unit options	105	3,892	—	—	—	3,892	—	3,892
Units issued on settlement of deferred stapled units	7	264	—	—	—	264	—	264
Reclassification of unit-based awards	—	—	(1,743)	48	—	(1,695)	—	(1,695)

Equity at December 31, 2013	46,945	$2,121,412	$61,425	$(608,671)	$97,061	$1,671,227	$5,283	$1,676,510

See accompanying notes

50 Granite REIT 2014

Combined Statements of Cash Flows
(Canadian dollars in thousands)

Years ended December 31,	Note		2014	2013
OPERATING ACTIVITIES
Net income from continuing operations			$63,660	$143,444
Items not involving current cash flows	17	(a)	64,503	(25,627)
Tenant allowance			(37,769)	—
Current income tax expense	11	(a)	4,254	8,524
Income taxes paid	11	(e)	(4,377)	(12,425)
Interest expense			22,625	19,945
Interest paid			(19,349)	(17,059)
Changes in working capital balances from continuing operations	17	(b)	(6,156)	555

Cash provided by operating activities from continuing operations			87,391	117,357
Cash provided by operating activities from discontinued operations			5,472	10,537

Cash provided by operating activities			92,863	127,894

INVESTING ACTIVITIES
Investment properties:
Proceeds on disposal, net	4		39,095	16,843
Capital expenditures			(43,701)	(28,853)
Business acquisitions (2013 — net of cash acquired of $375)	3		(75,149)	(233,363)
Acquisition of development lands	3		(3,831)	(14,204)
Fixed asset additions			(458)	(673)
Proceeds from notes receivable			—	7,870
Increase in other assets			(199)	(1,209)
Cash provided by investing activities from discontinued operations	4,15		104,370	—

Cash provided by (used in) investing activities			20,127	(253,589)

FINANCING ACTIVITIES
Distributions paid			(103,205)	(90,331)
Proceeds from units issued			1,781	3,116
Proceeds from unsecured debentures	6		250,000	200,000
Repayment of unsecured debentures	6		(265,000)	—
Proceeds from secured long-term debt			19,784	—
Repayment of secured long-term debt			(225)	—
Proceeds from bank indebtedness			62,813	129,095
Repayments of bank indebtedness			(54,740)	(78,692)
Financing costs paid			(2,361)	(2,765)
Contributions from non-controlling interests			661	1,921
Distributions to non-controlling interests			(221)	(215)

Cash provided by (used in) financing activities			(90,713)	162,129

Effect of exchange rate changes on cash and cash equivalents			(1,564)	8,013

Net increase in cash and cash equivalents during the year			20,713	44,447
Cash and cash equivalents, beginning of year			95,520	51,073

Cash and cash equivalents, end of year			$116,233	$95,520

See accompanying notes

Granite REIT 2014 51

Notes to Combined Financial Statements
(All amounts in Canadian dollars and all tabular amounts in thousands unless otherwise noted)

1.  NATURE AND DESCRIPTION OF THE TRUST

Effective January 3, 2013, Granite Real Estate Inc. ("Granite Co.") completed its conversion from a corporate structure to a stapled unit real estate investment trust ("REIT") structure. The conversion to a REIT was implemented pursuant to a court approved plan of arrangement (the "Arrangement") under the Business Corporations Act (Quebec). Through a series of steps and reorganizations Granite Real Estate Investment Trust ("Granite REIT") and Granite REIT Inc. ("Granite GP"), in addition to other entities, were formed. Granite REIT is an unincorporated, open ended, limited purpose trust established under and governed by the laws of the province of Ontario and created pursuant to a Declaration of Trust dated September 28, 2012 and amended on January 3, 2013. Granite GP was incorporated on September 28, 2012 under the Business Corporations Act (British Columbia).

Under the Arrangement, all of the common shares of Granite Co. were exchanged, on a one-for-one basis, for stapled units, each of which consists of one unit of Granite REIT and one common share of Granite GP. Granite REIT, Granite GP and their subsidiaries (together "Granite" or the "Trust") are carrying on the business previously conducted by Granite Co. The assets, liabilities and operations of the new combined stapled unit structure comprise all the assets, liabilities and operations of Granite Co. The stapled units trade on the Toronto Stock Exchange and on the New York Stock Exchange. The principal office of Granite REIT is 77 King Street West, Suite 4010, P.O. Box 159, Toronto-Dominion Centre, Toronto, Ontario, M5K 1H1, Canada. The registered office of Granite GP is Suite 2600, Three Bentall Centre, 595 Burrard Street P.O. Box 49314, Vancouver, British Columbia, V7X 1L3, Canada.

The Trust is a Canadian-based REIT engaged in the ownership and management of predominantly industrial, warehouse and logistics properties in North America and Europe. The Trust's tenant base currently includes Magna International Inc. and its operating subsidiaries (together "Magna") as its largest tenants, together with tenants from other industries.

These combined financial statements were approved by the Board of Trustees of Granite REIT and Board of Directors of Granite GP on March 4, 2015.

2.  SIGNIFICANT ACCOUNTING POLICIES

The accounting policies described below have been applied consistently to all periods presented in these combined financial statements.

(a)
Basis of Presentation and Statement of Compliance

  The combined financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB").

(b)
Combined Financial Statements and Basis of Consolidation

  As a result of the REIT conversion and the steps and reorganizations described in note 1, the Trust does not have a single parent; however, each unit of Granite REIT and each share of Granite GP trade as a single stapled unit and accordingly, Granite REIT and Granite GP have identical ownership. Therefore, these financial statements have been prepared on a combined basis whereby the assets, liabilities and results of Granite GP and Granite REIT have been combined. The combined financial statements include the subsidiaries of Granite GP and Granite REIT. Subsidiaries are fully consolidated by Granite GP or Granite REIT from the date of acquisition, being the date on which control is obtained. The subsidiaries continue to be consolidated until the date that such control ceases. Control exists when Granite GP or Granite REIT have power, exposure or rights to variable returns and the ability to use their power over the entity to affect the amount of returns it generates.

52 Granite REIT 2014

  All intercompany balances, income and expenses and unrealized gains and losses resulting from intercompany transactions are eliminated.

(c)
Common Control Transactions

  IFRS does not include specific measurement guidance for transfers of businesses or subsidiaries between entities under common control. However, based on accounting pronouncements and the IFRS framework, the Trust has selected as its accounting policy to account for such transactions at predecessor carrying values used in prior reporting periods (note 1).

(d)
Investment Properties

  The Trust accounts for its investment properties, which include income-producing properties, properties under development and land held for development, in accordance with IAS 40 Investment Property ("IAS 40"). For acquired investment properties that meet the definition of a business, the acquisition is accounted for as a business combination (note 2(e)); otherwise they are initially measured at cost including directly attributable expenses. Subsequent to acquisition, investment properties are carried at fair value, which is determined based on available market evidence at the balance sheet date including, among other things, rental revenue from current leases and reasonable and supportable assumptions that represent what knowledgeable, willing parties would assume about rental revenue from future leases less future cash outflows in respect of capital expenditures. Gains and losses arising from changes in fair value are recognized in net income in the period of change.

  Income-Producing Properties

  The carrying value of income-producing properties includes the impact of straight-line rental revenue (note 2(j)), tenant inducements and deferred leasing costs since these amounts are incorporated in the determination of the fair value of income-producing properties.

  When an income-producing property is disposed of, the gain or loss is determined as the difference between the disposal proceeds, net of selling costs and the carrying amount of the property and is recognized in net income in the period of disposal.

  Properties Under Development

  The Trust's development properties are classified as such until the property is substantially completed and available for occupancy. The Trust capitalizes acquisition, development and expansion costs, including direct construction costs, borrowing costs and indirect costs wholly attributable to development. Borrowing costs are capitalized to projects under development or construction based on the average accumulated expenditures outstanding during the period multiplied by the Trust's average borrowing rate on existing debt. Where borrowings are associated with specific developments, the amount capitalized is the gross borrowing cost incurred on such borrowings less any investment income arising on temporary investment of these borrowings. The capitalization of borrowing costs is suspended if there are prolonged periods that development activity is interrupted. The Trust capitalizes direct and indirect costs, including property taxes and insurance of the development property if activities necessary to ready the development property for its intended use are in progress. Costs of internal personnel and other indirect costs that are not wholly attributable to a project are expensed as incurred.

  Properties under development are measured at fair value as stated above, however, where fair value is not reliably determinable, the property is measured at cost until the earlier of the date construction is completed and the date at which fair value becomes reliably determinable.

(e)
Business Combinations

  The Trust accounts for investment property acquisitions as a business combination if the particular assets and set of activities acquired can be operated and managed as a business in their current state for the purpose of providing a return to the unitholders. The Trust applies the acquisition method to account for

Granite REIT 2014 53

  business combinations. The consideration transferred for a business combination is the fair value of the assets transferred, the liabilities incurred to the former owners of the acquiree and the equity interests issued by the Trust. The total consideration includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Identifiable assets acquired as well as liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date.

  The Trust recognizes any non-controlling interest in the acquiree on an acquisition-by-acquisition basis, either at fair value or at the non-controlling interest's proportionate share of the recognized amounts of the acquiree's identifiable net assets.

  Acquisition related costs are expensed as incurred.

  Any contingent consideration is recognized at fair value at the acquisition date. Subsequent changes to the fair value of contingent consideration that is recorded as an asset or liability is recognized in accordance with IAS 39, Financial Instruments: Recognition and Measurement ("IAS 39") in net income.

  Goodwill is initially measured as the excess of the aggregate of the consideration transferred and the fair value of non-controlling interest over the identifiable net assets acquired. If the consideration is lower than the fair value of the net assets acquired, the difference is recognized in net income.

(f)
Foreign Currency Translation

  The assets and liabilities of the Trust's foreign operations are translated into Canadian dollars using exchange rates prevailing at the end of each reporting period. Income and expense items are translated at the average exchange rates for the period, unless exchange rates fluctuate significantly during that period, in which case, for material transactions, the exchange rates at the dates of those transactions are used. Exchange differences arising are recognized in other comprehensive income and accumulated in equity.

  In preparing the financial statements of each entity, transactions in currencies other than the entity's functional currency (foreign currencies) are recognized at the average rates of exchange prevailing in the period. At the end of each reporting period, monetary items denominated in foreign currencies are retranslated at the rates prevailing at that date. Non-monetary items carried at fair value that are denominated in foreign currencies are retranslated at the rates prevailing at the date when the fair value was determined. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated. Exchange differences on monetary items are recognized in net income in the period in which they arise except for:

  •
  The effective portion of exchange differences on transactions entered into in order to hedge certain foreign currency risks; and

  •
  Exchange differences on monetary items receivable from or payable to a foreign operation for which settlement is neither planned nor likely to occur (therefore forming part of the net investment in the foreign operation) are recognized in other comprehensive income.

(g)
Financial Instruments and Hedging

  Financial assets

  The Trust classifies its financial assets upon initial recognition as fair value through profit or loss ("FVTPL"), held to maturity, loans and receivables or available for sale.

  Loans and receivables, which include accounts receivable, cash and cash equivalents, restricted cash and certain other assets, are initially measured at fair value and are subsequently measured at amortized cost less provision for impairment. A provision for impairment is recognized when there is objective evidence that collection may not be possible under the original terms of the contract. Indicators of impairment include default on payments and significant financial difficulty of the tenant or counterparty. The carrying amount of the asset is reduced through a provision account, and the amount of the loss is

54 Granite REIT 2014

  recognized in net income. Bad debt write-offs occur when the Trust determines collection is unlikely. Any subsequent recoveries of amounts previously written off are credited against general and administrative expenses in net income. Accounts receivable that are more than one month past due are not considered impaired unless there is evidence that collection is not possible.

  The Trust does not currently have any financial assets classified as held to maturity or available for sale.

  Financial liabilities

  The Trust classifies its financial liabilities upon initial recognition as FVTPL or other financial liabilities. Other financial liabilities, which include unsecured debentures, secured long-term debt, bank indebtedness, accounts payable and accrued liabilities and distributions payable, are measured at amortized cost. The Trust's policy for the treatment of financing costs related to the issuance of long term debt is to present debt instruments on the balance sheets net of the related financing costs, with the net balance accreting to the face value of the debt over its term following the effective interest method. The costs of obtaining a revolving credit facility are capitalized and amortized over the term of the facility on a straight-line basis.

  Derivatives and Hedging

  Derivative instruments are recorded in the combined balance sheet at fair value including those derivatives that are embedded in financial or non-financial contracts. Changes in the fair value of derivative instruments which are not designated as hedges for accounting purposes are recognized in the statement of income. The Trust utilizes derivative financial instruments from time to time in the management of its foreign currency and interest rate exposures. The Trust's policy is not to utilize derivative financial instruments for trading or speculative purposes.

  The Trust applies hedge accounting to certain derivative and non-derivative financial instruments designated as hedges of net investments in subsidiaries with a functional currency other than the Canadian dollar. Hedge accounting is discontinued prospectively when the hedge relationship is terminated or no longer qualifies as a hedge, or when the hedging item is sold or terminated. In a net investment hedging relationship, the effective portion of foreign exchange gains or losses on the hedging instruments is recognized in other comprehensive income and the ineffective portion is recognized in net income. The amounts recorded in accumulated other comprehensive income are recognized in net income when there is a disposition or partial disposition of the foreign subsidiary.

(h)
Cash and Cash Equivalents and Restricted Cash

  Cash and cash equivalents include cash on account, demand deposits and short-term investments with maturities of less than three months at the date of acquisition.

  Restricted cash represents segregated cash accounts for a specific purpose and cannot be used for general corporate purposes.

(i)
Fixed Assets

  Fixed assets are recorded at cost less accumulated depreciation. Depreciation expense is recorded on a straight-line basis over the estimated useful lives of the fixed assets, which typically range from 3 to 5 years for computer hardware and software and 5 to 7 years for other furniture and fixtures. Leasehold improvements are amortized over the term of the applicable lease.

(j)
Revenue Recognition

  Where Granite has retained substantially all the benefits and risks of ownership of its rental properties, leases with its tenants are accounted for as operating leases. Where substantially all the benefits and risks of ownership of the Trust's rental properties have been transferred to its tenants, the Trust's leases are accounted for as finance leases. For leases involving land and buildings, the Trust evaluates the land and building separately in determining the appropriate lease treatment, unless the fair value of the land at

Granite REIT 2014 55

  the inception of the lease is considered to be immaterial. All of the Trust's current leases (the "Leases") are operating leases.

  The majority of the Leases are net leases under which the lessee is responsible for the direct payment of all operating costs related to the properties, including property taxes, insurance, utilities and non-structural repairs and maintenance. Revenues and operating expenses for these Leases do not include any amounts related to operating costs paid directly by such lessees. The remaining Leases generate rental revenue that includes the recovery of operating costs.

  The Leases may provide for either scheduled fixed rent increases or periodic rent increases based on increases in a local price index. Where periodic rent increases depend on increases in a local price index, such rent increases are accounted for as contingent rentals and recognized in income in applicable future years. Where scheduled fixed rent increases exist in operating leases, the total scheduled fixed lease payments of the lease are recognized in income evenly on a straight-line basis over the term of the lease.

(k)
Unit-Based Compensation Plans

  Incentive Stock Option Plan

  Compensation expense for option grants is based on the fair value of the options at the grant date and is recognized over the period from the grant date to the date the award is vested. A liability was recognized for outstanding options based upon the fair value as the Trust is an open ended trust making its units redeemable. During the period in which options are outstanding, the liability is adjusted for changes in the fair value with such adjustments being recognized as compensation expense in general and administrative expenses in the period in which they occur. The liability balance is reduced as options are exercised and recorded in equity as stapled units along with the proceeds received on exercise.

  Executive Deferred Stapled Unit Plan

  The executive deferred stapled unit plan is measured at fair value at the date of grant and amortized to compensation expense from the effective date of the grant to the final vesting date. Compensation expense is recognized on a proportionate basis consistent with the vesting features of each tranche of the grant. Compensation expense for deferred stapled units granted under the plan is recognized as general and administrative expenses with a corresponding liability recognized based on the fair value of the Trust's stapled units as the Trust is an open ended trust making its units redeemable. During the period in which the deferred stapled units are outstanding, the liability is adjusted for changes in the market value of the Trust's stapled unit, with such adjustments being recognized as compensation expense in general and administrative expenses in the period in which they occur. The liability balance is reduced as deferred stapled units are settled for stapled units and recorded in equity.

  Director/Trustee Deferred Share Unit Plan

  The compensation expense and a corresponding liability associated with the director/trustee deferred share unit plan is measured based on the market value of the underlying stapled units. During the period in which the awards are outstanding, the liability is adjusted for changes in the market value of the underlying stapled unit, with such positive or negative adjustments being recognized in general and administrative expenses in the period in which they occur.

(l)
Income Taxes

  Operations in Canada

  Upon completion of the Arrangement, Granite qualified as a mutual fund trust under the Income Tax Act (Canada) (the "Act") and as such the Trust itself will not be subject to income taxes provided it continues to qualify as a REIT for purposes of the Act. A REIT is not taxable and not considered to be a Specified Investment Flow-through Trust provided it complies with certain tests and it distributes all of its taxable income in a taxation year to its unitholders.

56 Granite REIT 2014

  The Trust's qualification as a REIT results in no current or deferred income tax being recognized in the combined financial statements for income taxes related to the Canadian investment properties. Further, as a result of converting to a REIT, certain deferred income taxes reported prior to January 3, 2013 were reversed through deferred income tax expense. Current income tax related to certain taxable Canadian entities are determined on the basis of enacted or substantively enacted tax rates and laws at each balance sheet date.

  Operations in the United States

  The Trust's investment property operations in the United States are conducted in a qualifying United States REIT ("US REIT") for purposes of the Internal Revenue Code of 1986, as amended. As a qualifying US REIT, it is not taxable provided it complies with certain tests in addition to the requirement to distribute substantially all of its taxable income.

  As a qualifying US REIT, current income taxes on U.S. taxable income have not been recorded in the combined financial statements. However, the Trust has recorded deferred income taxes that may arise on the disposition of its investment properties as the Trust will likely be subject to entity level income tax in connection with such transactions pursuant to the Foreign Investment in Real Property Tax Act.

  Operations in Europe

  The Trust consolidates certain entities that continue to be subject to income tax. Income taxes for these taxable entities are recorded as follows:

  Current Income Tax

  The current income tax expense is determined on the basis of enacted or substantively enacted tax rates and laws at each balance sheet date.

  Deferred Income Tax

  Deferred income tax is recorded, using the liability method, on temporary differences arising between the tax basis of assets and liabilities and the amounts reported in the combined financial statements. Deferred income tax is measured using tax rates and laws that are enacted and substantively enacted as at each balance sheet date and are expected to apply when the temporary differences are expected to reverse. Deferred income tax assets are recognized only to the extent that it is probable that sufficient future taxable profit will be available against which the deductible temporary difference can be utilized.

  Each of current and deferred tax assets and liabilities are offset when they are levied by the same taxation authorities on either the same taxable entities, or different taxable entities with the same reporting group that settle on a net basis, and when there is a legal right to offset.

(m)
Trust Units

  The stapled units are redeemable at the option of the holder and therefore are required to be accounted for as financial liabilities, except where certain exemption conditions are met, in which case redeemable instruments may be classified as equity. The attributes of the stapled units meet the exemption conditions set out in IAS 32, Financial Instruments: Presentation ("IAS 32") and are therefore presented as equity for purposes of that standard.

(n)
Significant Accounting Judgments, Estimates and Assumptions

  The preparation of these combined financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the combined financial statements, and the reported amounts of revenue and expenses during the reporting periods.

Granite REIT 2014 57

  Management believes that the judgments, estimates and assumptions utilized in preparing the combined financial statements are reasonable and prudent; however, actual results could be materially different and require an adjustment to the reported results.

  Judgments

  The following are the critical judgments that have been made in applying the Trust's accounting policies and that have the most significant effect on the amounts recognized in the combined financial statements:

          Leases

    The Trust's policy for revenue recognition is described in note 2(j). The Trust makes judgments in determining whether certain leases are operating or finance leases, in particular tenant leases with long contractual terms, leases where the property is a large square-footage and/or architecturally unique and long-term ground leases where the Trust is the lessee.

          Investment properties

    The Trust's policy relating to investment properties is described in note 2(d). In applying this policy, judgment is applied in determining whether certain costs incurred for tenant improvements are additions to the carrying amount of the property or represent incentives, identifying the point at which practical completion of properties under development occurs and determining borrowing costs to be capitalized to the carrying value of properties under development. Judgment is also applied in determining the use, extent and frequency of independent appraisals.

          Income taxes

    The Trust applies judgment in determining whether it will continue to qualify as a REIT for both Canadian and U.S. tax purposes for the foreseeable future. However, should it at some point no longer qualify, it would be subject to income tax and would be required to recognize current and deferred income taxes.

  Estimates and Assumptions

  The key assumptions concerning the future and other key sources of estimation uncertainty at the balance sheet date that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year include the following:

          Valuation of investment properties

    The fair value of investment properties is determined by management using primarily the discounted cash flow method in which the income and expenses are projected over the anticipated term of the investment plus a terminal value discounted using an appropriate discount rate. The Trust obtains, from time to time, appraisals from independent qualified real estate valuation experts. However, the Trust does not measure its investment properties based on these valuations, but uses such appraisals as data points, together with other external market information accumulated by management, in arriving at its own conclusions on values. The critical assumptions relating to the Trust's estimates of fair values of investment properties include the receipt of contractual rents, contractual renewal terms, expected future market rental rates, discount rates that reflect current market uncertainties, capitalization rates and recent investment property prices. If there is any change in these assumptions or regional, national or international economic conditions, the fair value of investment properties may change materially. Refer to note 4 for further information on the estimates and assumptions made by management.

58 Granite REIT 2014

          Fair value of financial instruments

    Where the fair value of financial assets or liabilities recorded on the balance sheet or disclosed in the notes cannot be derived from active markets, they are determined using valuation techniques including the discounted cash flow method. The inputs to these models are taken from observable markets where possible, but where this is not feasible, a degree of judgment is required in establishing fair values. The judgments include considerations of inputs such as credit risk and volatility. Changes in assumptions about these factors could materially affect the reported fair value of financial instruments.

          Income taxes

    The Trust operates in a number of countries and is subject to the income tax laws and related tax treaties in each of its operating jurisdictions. These laws and treaties can be subject to different interpretations by relevant taxation authorities. Significant judgment is required in the estimation of Granite's income tax expense, interpretation and application of the relevant tax laws and treaties and provision for any exposure that may arise from tax positions that are under audit by relevant taxation authorities.

    The recognition and measurement of deferred tax assets or liabilities is dependent on management's estimate of future taxable profits and income tax rates that are expected to be in effect in the period the asset is realized or the liability is settled. Any changes in management's estimate can result in changes in deferred tax assets or liabilities as reported in the combined balance sheets and also the deferred income tax expense in the combined statements of income.

(o)
Adoption of Accounting Standards

  There are a number of amendments to IAS 32 Financial Instruments: Presentation ("IAS 32"), relating to offsetting certain assets and liabilities. These amendments relate to the application of the guidance set out in IAS 32 and clarify some of the requirements for offsetting financial assets and financial liabilities on the balance sheet. The amendments are effective January 1, 2014. The adoption of these amendments did not have an impact on the Trust's combined financial statements.

  In May 2013, IFRIC Interpretation 21 — Levies ("IFRIC 21") was issued which is an interpretation of IAS 37 — Provisions, Contingent Liabilities and Contingent Assets. IFRIC 21 clarifies what the obligating event is that gives rise to a levy and when a liability should be recognized. IFRIC 21 is effective for years beginning on or after January 1, 2014 and must be applied retrospectively. For the purposes of IFRIC 21, property taxes payable by the Trust are considered levies. The adoption of this standard did not have an impact on the Trust's combined financial statements.

Granite REIT 2014 59

(p)
Future Accounting Policy Changes

  In July 2014, the IASB issued the final version of IFRS 9 — Financial Instruments ("IFRS 9") which brings together the classification and measurement, impairment and hedge accounting phases of the IASB's project to replace IAS 39 — Financial Instruments: Recognition and Measurement ("IAS 39"). The key elements of the final standard are as follows: Classification and measurement — introduces a logical approach for the classification of financial assets, which is driven by cash flow characteristics and the business model in which an asset is held. Impairment — introduces a new, expected-loss impairment model that will require more timely recognition of expected credit losses. IFRS 9 also includes new disclosure requirements about expected credit losses and credit risk. Hedge accounting — introduces a substantially reformed model for hedge accounting that more closely aligns with risk management activities undertaken by entities when hedging their financial and non-financial risk exposures. Own credit — removes the volatility in profit or loss that was caused by changes in the credit risk of liabilities elected to be measured at fair value. This change in accounting means that gains caused by the deterioration of an entity's own credit risk on such liabilities are no longer recognized in profit or loss and are recognized in other comprehensive income instead. IFRS 9 will be applied retrospectively for annual periods beginning on or after January 1, 2018. Early adoption is permitted. The Trust has not yet determined the impact of this standard on its combined financial statements.

  In May 2014, the IASB issued IFRS 15 — Revenue from Contracts with Customers ("IFRS 15"), which replaces IAS 11 — Construction Contracts and IAS 18 — Revenue, as well as various other interpretations regarding revenue. IFRS 15 outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers, except for contracts that are within the scope of the standards on leases, insurance contracts and financial instruments. IFRS 15 also contains enhanced disclosure requirements. It will be applied retrospectively for annual periods beginning on or after January 1, 2017 with early adoption permitted. The Trust has not yet determined the impact of this standard on its combined financial statements.

3.  ACQUISITIONS

Acquisitions of income-producing properties and development lands completed during the years ended December 31, 2014 and 2013 consist of the following:

(a)
Acquisitions in the year ended December 31, 2014

(i)
Business combination — Income-producing properties

    On December 30, 2014, the Trust acquired two income-producing logistics-distribution properties located in the United States. The following table summarizes the consideration paid for the acquisition and the fair values of the assets acquired and liabilities assumed at the acquisition date:

Total
Purchase consideration:
Cash sourced from Credit Facility (note 9)	$62,635
Cash on hand	12,514

Total consideration paid	$75,149

Recognized amounts of identifiable assets acquired and liabilities assumed measured at their respective fair values:
Investment properties	$75,864
Working capital	(715)

Total identifiable net assets	$75,149

60 Granite REIT 2014

    During the year ended December 31, 2014, the Trust recognized revenue and net income of less than $0.1 million, related to the aforementioned acquisition. Had this acquisition occurred on January 1, 2014, the Trust would have recognized approximately $5.1 million (pro-forma/unaudited) of revenue and $3.5 million (pro-forma/unaudited) of net income during the year ended December 31, 2014. The Trust incurred transaction costs of $0.2 million which are included in acquisition transaction costs in the combined statements of income.

  (ii)
  Asset purchase — Development land

    On December 30, 2014, in conjunction with the aforementioned acquisition of two income-producing properties, the Trust also acquired 29 acres of adjacent development land in the United States for a purchase price of $3.8 million.

(b)
Acquisitions in the year ended December 31, 2013

(i)
Business combinations — Income-producing properties

    Income-producing properties located in the United States

    On February 13, 2013, the Trust, through a 90% owned subsidiary, DGI LS, LLC, acquired two income-producing multipurpose industrial properties. On May 10, 2013, the Trust, through a 95% owned subsidiary, DGI Portland, LLC, acquired an income-producing multipurpose industrial property. On August 9, 2013, the Trust acquired a single-tenant incoming-producing logistics-distribution property. The non-controlling interest in each partnership was determined using the purchase price paid for the Trust's percentage share interest of the respective partnership.

    Income-producing properties located in Europe

    On October 16, 2013, the Trust acquired six single-tenant logistics-distribution income-producing properties, four located in Germany and two located in The Netherlands. The Trust also acquired a single-tenant logistics-distribution income-producing property located in The Netherlands on November 1, 2013, and acquired a single-tenant logistics-distribution facility located in Germany on November 27, 2013.

    The following table summarizes the consideration paid for the acquisitions, the fair value of assets acquired, liabilities assumed and the non-controlling interest at the acquisition date:

	U.S. Properties	European Properties	Total
Purchase consideration:
Cash sourced from the revolving credit facility (note 9) or issuance of 2018 Debentures (note 6(a))	$44,076	$188,737	$232,813
Cash on hand	925	—	925
Contingent consideration	688	—	688

Total consideration paid	$45,689	$188,737	$234,426

Recognized amounts of identifiable assets acquired and liabilities assumed measured at their respective fair values:
Investment properties	$83,450	$185,704	$269,154
Working capital	777	(1,155)	(378)
Restricted cash(1)	—	4,188	4,188
Mortgages payable	(36,437)	—	(36,437)

Identifiable net assets	47,790	188,737	236,527
Non-controlling interests	(2,101)	—	(2,101)

Total	$45,689	$188,737	$234,426

    (1)
    Restricted cash represents funds held in escrow with respect to property improvements to be undertaken by a tenant at one of the properties located in The Netherlands. These funds will be disbursed to the tenant as completion of the improvements occurs.

Granite REIT 2014 61

    During the year ended December 31, 2013, the Trust recognized $9.0 million of revenue and $7.1 million of net income, related to the acquisitions considered to be business combinations. Had these acquisitions occurred on January 1, 2013, the Trust would have recognized approximately $24.2 million (pro-forma/unaudited) of revenue and $14.7 million (pro-forma/unaudited) of net income during the year ended December 31, 2013.

  (ii)
  Asset purchases — Development lands

    On April 15, 2013, the Trust, through a 90% owned subsidiary, DGI Berks, LP, acquired development land in the United States. The Trust, through a 90% owned subsidiary, DGI Shepherdsville, LLC, also acquired development land in the United States on May 8, 2013. The aggregate purchase price for these development lands was $17.0 million, which included contingent consideration of $2.8 million.

  (iii)
  Transaction costs and contingent consideration

    For the year ended December 31, 2013, the Trust incurred transaction costs of $14.2 million related to the above-mentioned acquisitions considered to be business combinations which include $10.2 million related to land transfer tax for the European acquisitions. These amounts are included in acquisition transaction costs in the combined statements of income.

    The contingent consideration recognized in connection with the aforementioned transactions was estimated to be $4.3 million at December 31, 2014 and is expected to be settled in 2018 (note 8).

4.  INVESTMENT PROPERTIES

As at December 31,	2014	2013
Income-Producing Properties	$2,275,220	$2,325,583
Properties and Land Under Development	31,349	18,108
Land Held For Development	3,809	8,206

	$2,310,378	$2,351,897

Changes in investment properties are shown in the following table:

As at December 31,	2014			2013
	Income- Producing Properties	Properties and Land Under Development	Land Held For Development	Income- Producing Properties	Properties and Land Under Development	Land Held For Development
Balance, beginning of year	$2,325,583	$18,108	$8,206	$1,941,936	$1,761	$—
Additions
— Capital expenditures	15,809	27,626	816	13,152	14,584	278
— Acquisitions	75,864	—	3,831	269,154	7,461	9,508
— Land under development	—	9,034	(9,034)	—	—	—
— Completed projects	24,762	(24,762)	—	6,364	(6,364)	—
— Tenant allowances	44,492	—	—	—	—	—
Fair value losses, net	(51,624)	—	—	(23,297)	—	(1,927)
Foreign currency translation, net	(4,662)	1,343	(10)	135,428	666	347
Disposals	(151,251)	—	—	(17,447)	—	—
Other changes	(3,753)	—	—	293	—	—

Balance, end of year	$2,275,220	$31,349	$3,809	$2,325,583	$18,108	$8,206

On June 26, 2014, Granite completed the disposition of its portfolio of Mexican properties to a subsidiary of Magna for gross proceeds of $113.7 million (U.S. $105.0 million) and incurred a $5.1 million loss on disposal due to certain closing adjustments and associated selling costs. The Trust has presented the results of the Mexican portfolio as discontinued operations in the combined financial statements (note 15). In addition,

62 Granite REIT 2014

during the year ended December 31, 2014, the Trust disposed of a further four income-producing properties located in the United States and Germany for aggregate gross proceeds of $37.6 million and incurred a combined loss on disposal of $0.3 million due to the associated selling costs. The Trust also disposed of one parcel of excess land at an income-producing property in Europe and recorded a gain on disposal of $1.7 million which represents the gross proceeds net of nominal selling costs.

During the year ended December 31, 2013, the Trust disposed of four income-producing properties located in North America and Europe, for aggregate gross proceeds of $17.4 million and incurred a $0.6 million loss on disposal due to the associated selling costs.

The fair value losses during the years ended December 31, 2014 and 2013, excluding properties sold in the relevant year, were $55.0 million and $28.5 million, respectively.

The Trust determines the fair value of each income-producing property based upon, among other things, rental income from current leases and assumptions about rental income from future leases reflecting market conditions and lease renewal at the applicable balance sheet dates, less future cash outflows in respect of such leases. Fair values are primarily determined by discounting the expected future cash flows, generally over a term of 10 years including a terminal value based on the application of a capitalization rate to estimated year 11 cash flows. The fair values of properties and land under development are measured using a discounted cash flow model, net of costs to complete, as of the balance sheet date unless fair value cannot be determined, in which case, they are valued at cost. The Trust measures its investment properties using valuations prepared by management. The Trust does not measure its investment properties based on valuations prepared by external appraisers but uses such appraisals as data points, together with other external market information accumulated by management, in arriving at its own conclusions on values.

The Trust's internal valuation team consists of individuals knowledgeable and experienced in the fair value techniques for investment properties. On a quarterly basis, the fair values of the investment properties are updated by the Trust's internal valuation team for current leasing and market assumptions, utilizing market capitalization rates as provided by independent real estate appraisal firms with representations and expertise in the various jurisdictions in which Granite's investment properties are located. The resulting changes in fair values are analyzed at each reporting date and the internal valuation team presents a report to senior management that explains the fair value movements. This report and the results of the updated valuations and processes are formally reviewed by and discussed with senior management quarterly. For all investment properties, the current use equates to the highest and best use.

Valuations are most sensitive to changes in discount rates and terminal capitalization rates. The table below summarizes the sensitivity of the fair value of investment properties to changes in either the discount rate or terminal capitalization rate:

	Discount Rate		Terminal Capitalization Rate
Rate sensitivity	Fair value	Change in fair value	Fair value	Change in fair value
+50 basis points	$2,234,473	$(75,905)	$2,247,231	$(63,147)
+25 basis points	2,271,915	(38,463)	2,277,987	(32,391)
Base rate	2,310,378	—	2,310,378	—
-25 basis points	2,349,859	39,481	2,344,891	34,513
-50 basis points	2,390,463	80,085	2,381,631	71,253

Granite REIT 2014 63

The key valuation metrics for investment properties are set out below:

As at December 31,	2014			2013
	Maximum	Minimum	Weighted average	Maximum	Minimum	Weighted average
Canada
Discount rate	8.50%	6.50%	7.75%	8.50%	6.50%	7.76%
Terminal cap rate	8.50%	5.75%	7.25%	8.50%	5.75%	7.26%
United States
Discount rate	14.00%	6.72%	8.80%	14.00%	7.30%	9.35%
Terminal cap rate	13.00%	5.64%	8.64%	13.00%	7.25%	9.24%
Mexico
Discount rate	—	—	—	13.25%	11.75%	12.91%
Terminal cap rate	—	—	—	13.75%	11.25%	12.95%
Germany
Discount rate	9.50%	6.20%	8.26%	9.25%	6.20%	8.15%
Terminal cap rate	9.50%	7.50%	8.25%	9.25%	7.50%	8.37%
Austria
Discount rate	9.00%	8.25%	8.48%	8.75%	8.25%	8.38%
Terminal cap rate	9.50%	8.75%	8.97%	9.25%	8.75%	8.87%
Netherlands
Discount rate	9.21%	6.84%	8.39%	9.21%	6.84%	8.39%
Terminal cap rate	7.50%	7.50%	7.50%	7.50%	7.50%	7.50%
Other
Discount rate	10.60%	8.50%	9.72%	11.00%	9.25%	9.97%
Terminal cap rate	10.50%	8.25%	9.97%	10.50%	8.50%	10.19%

Included in investment properties is $11.4 million (December 31, 2013 — $11.2 million) of net straight-line rent receivable arising from the recognition of rental revenue on a straight-line basis over the lease term.

Details about contractual obligations to purchase, construct and develop properties can be found in the commitments and contingencies note (note 22).

Minimum rental commitments on non-cancellable tenant operating leases are as follows:

Not later than 1 year	$205,624
Later than 1 year and not later than 5 years	629,150
Later than 5 years	316,536

$1,151,310

5.  OTHER ASSETS

Other assets consist of:

As at December 31,	2014	2013
Deferred financing costs	$524	$433
Long-term receivables	533	525
Interest rate caps (note 7)	362	678
Deposits	460	322

	$1,879	$1,958

64 Granite REIT 2014

6.  UNSECURED DEBENTURES, NET

Unsecured debentures, net, consist of:

		2014		2013
As at December 31,	Maturity Date	Amortized Cost	Principal issued and outstanding	Amortized Cost	Principal issued and outstanding
4.613% Debentures	October 2, 2018	$198,515	$200,000	$198,129	$200,000
3.788% Debentures	July 5, 2021	248,534	250,000	—	—
6.05% Debentures	December 22, 2016	—	—	263,941	265,000

		$447,049	$450,000	$462,070	$465,000

(a)
4.613% Debentures

  On October 2, 2013, Granite REIT Holdings Limited Partnership ("Granite LP"), a wholly owned subsidiary of Granite, issued at par the 4.613% Series 1 senior debentures (the "2018 Debentures"). The 2018 Debentures rank equally with all of the Trust's existing and future unsubordinated and unsecured indebtedness and are guaranteed by Granite REIT and Granite GP. The proceeds from the 2018 Debentures together with the corresponding cross currency interest rate swap, were used to finance the European acquisitions made in 2013.

  The 2018 Debentures are redeemable, in whole or in part, at Granite's option at any time and from time to time, at a price equal to accrued and unpaid interest plus the greater of (a) 100% of the principal amount of the 2018 Debentures to be redeemed; and (b) the Canada Yield Price. The Canada Yield Price means, in respect of a 2018 Debenture, a price equal to which, if the 2018 Debenture were to be issued at such price on the redemption date, would provide a yield thereon from the redemption date to its maturity date equal to 67.5 basis points above the yield that a non-callable Government of Canada bond, trading at par, would carry if issued on the redemption date with a maturity date of October 2, 2018.

  Interest on the 2018 Debentures is payable semi-annually in arrears on April 2 and October 2 of each year. The unamortized portion of the $2.0 million of expenses incurred in connection with the issuance of the 2018 Debentures is presented as a reduction of the carrying amount of the 2018 Debentures.

(b)
3.788% Debentures

  On July 3, 2014, Granite LP issued at par $250.0 million of 3.788% Series 2 senior debentures due July 5, 2021 (the "2021 Debentures"). The 2021 Debentures rank equally with all of the Trust's existing and future unsubordinated and unsecured indebtedness and are guaranteed by Granite REIT and Granite GP. The proceeds from the 2021 Debentures, together with other available funds, were used to redeem the 6.05% debentures (the "2016 Debentures").

  The 2021 Debentures are redeemable, in whole or in part, at Granite's option at any time and from time to time, at a price equal to accrued and unpaid interest plus the greater of (a) 100% of the principal amount of the 2021 Debentures to be redeemed; and (b) the Canada Yield Price. The Canada Yield Price means, in respect of a 2021 Debenture, a price equal to which, if the 2021 Debenture were to be issued at such price on the redemption date, would provide a yield thereon from the redemption date to its maturity date equal to 46.0 basis points above the yield that a non-callable Government of Canada bond, trading at par, would carry if issued on the redemption date with a maturity date of July 5, 2021. Granite also has the option to redeem the 2021 Debentures at par plus any accrued and unpaid interest within 30 days of the maturity date of July 5, 2021.

  Interest on the 2021 Debentures is payable semi-annually in arrears on January 5 and July 5 of each year. The unamortized portion of the $1.6 million of expenses incurred in connection with the issuance of the 2021 Debentures is presented as a reduction of the carrying amount of the 2021 Debentures.

(c)
6.05% Debentures

  On December 22, 2004, Granite Co. issued the 2016 Debentures at a price of $995.70 per $1,000.00 of principal amount. The unamortized portion of the $3.1 million of expenses incurred in connection with the

Granite REIT 2014 65

  issuance of the 2016 Debentures was presented as a reduction of the carrying amount of the 2016 Debentures.

  On August 5, 2014, Granite LP redeemed all of the outstanding 2016 Debentures for an aggregate redemption price of $294.7 million, being the higher of the principal amount, and the Canada Yield Price calculated in accordance with the trust indenture governing the 2016 Debentures, together in each case with accrued and unpaid interest to August 5, 2014 of $2.0 million. For the year ended December 31, 2014, the Trust recorded costs on the early redemption of the 2016 Debentures of $28.6 million which included a redemption premium of $27.7 million and $0.9 million of accelerated amortization of issuance costs and discount accretion related to the 2016 Debentures.

(d)
Cross currency interest rate swaps
As at December 31,	2014	2013
Financial liability
2018 Cross Currency Interest Rate Swap — fair value	$3,829	$11,003

Financial asset
2021 Cross Currency Interest Rate Swap — fair value	$481	$—

  On October 7, 2013, the Trust entered into a cross currency interest rate swap (the "2018 Cross Currency Interest Rate Swap") to exchange the $200.0 million proceeds and 4.613% interest payments from the 2018 Debentures for euro 142.3 million and euro denominated interest payments at a 3.56% interest rate. Under the terms of the swap, on October 2, 2018, the Trust will repay the principal proceeds received of euro 142.3 million.

  On July 3, 2014, the Trust entered into a cross currency interest rate swap (the "2021 Cross Currency Interest Rate Swap") to exchange the 3.788% interest payments from the 2021 Debentures for euro denominated payments at a 2.68% interest rate. In addition, under the terms of the swap, the Trust will pay principal proceeds of euro 171.9 million for $250.0 million on July 5, 2021.

  The cross currency interest rate swaps are designated as net investment hedges of the Trust's investment in foreign operations. The effectiveness of the hedges are assessed quarterly. For the year ended December 31, 2014, the Trust has assessed that the hedges continued to be effective. As an effective hedge, the unrealized gains or losses on the cross currency interest rate swaps that are related to fair value are recognized in other comprehensive income. The Trust has elected to record the differences resulting from the lower interest rate associated with the cross currency interest rate swaps in the statement of income.

7.  SECURED LONG-TERM DEBT

Secured long-term debt consists of:

As at December 31,			2014		2013
	Maturity Date	Interest Rate	U.S. $ Outstanding(1)	Cdn $ Outstanding(1)	U.S. $ Outstanding(1)	Cdn $ Outstanding(1)
Mortgage payable	June 10, 2017	LIBOR + 2.50%	$23,753	$27,556	$23,713	$25,221
Mortgage payable	May 10, 2018	LIBOR + 2.50%	12,351	14,328	12,541	13,338
2016 Construction Loan	July 25, 2016	LIBOR + 2.25%	13,322	15,455	3,099	3,297
2017 Construction Loan	June 20, 2017	LIBOR + 2.25%	7,534	8,740	—	—

			$56,960	$66,079	$39,353	$41,856
Less: due within one year			717	832	—	—

			$56,243	$65,247	$39,353	$41,856

(1)
The amounts outstanding are net of transaction costs.

66 Granite REIT 2014

(a)
Mortgages payable

  The Trust has two mortgages payable totaling $42.0 million (U.S. $36.2 million) relating to two business acquisitions completed on February 13 and May 10, 2013 (note 3(b)(i)). As a condition of the mortgage agreements, the Trust was required to hedge its interest rate exposure. Accordingly, it purchased interest rate caps for 100% of the mortgage amounts and for the duration of the mortgages thereby limiting its exposure to interest rate fluctuations to a maximum of 4%. The mortgages payable balance is net of deferred financing costs of $0.2 million. Principal mortgage repayments are as follows:

2015	$894
2016	1,002
2017	26,836
2018	13,319

$42,051

  The mortgages are recourse only to specific properties. Properties securing the mortgages have a fair value of $73.4 million at December 31, 2014 and are pledged as collateral.

(b)
2016 Construction Loan

  On July 25, 2013, Granite entered into a construction loan (the "2016 Construction Loan") for U.S. $17.0 million relating to a development project in the United States. Proceeds from the 2016 Construction Loan may only be used to pay for the construction cost of improvements on the property and other related costs, and loan advances are made based on the value of the work completed. The maximum amount available under the 2016 Construction Loan may be increased to U.S. $19.0 million, subject to certain terms and conditions being met. Granite also has the option to extend the maturity date for two successive periods to July 25, 2017 and 2018, subject to certain terms and conditions. The 2016 Construction Loan is secured by a first mortgage lien on the property which had a fair value of $26.9 million at December 31, 2014. The development was completed in 2014.

(c)
2017 Construction Loan

  On June 20, 2014, Granite entered into a construction loan (the "2017 Construction Loan") for U.S. $26.2 million relating to land that was previously held for development in the United States (note 3(b)(ii)). Proceeds from the 2017 Construction Loan may only be used to pay for the construction cost of improvements on the property and other related costs, and loan advances are made based on the value of the work completed. Granite also has the option to extend the maturity date for two successive periods to June 20, 2018 and 2019, subject to certain terms and conditions. The 2017 Construction Loan is secured by a first mortgage lien on the property which had a fair value of $31.3 million at December 31, 2014.

8.  OTHER NON-CURRENT LIABILITIES

Other non-current liabilities consist of:

As at December 31,	2014	2013
Contingent consideration	$4,272	$3,777
Tenant allowance payable	6,537	—

	$10,809	$3,777

Contingent consideration was recognized in connection with acquisitions completed in 2013 and is expected to be settled during 2018. The fair value of the contingent consideration was estimated using an income approach and is dependent upon achieving certain predetermined returns over a five year period. This

Granite REIT 2014 67

estimate is dependent upon a number of assumptions which are subject to change over the period to the date of payment.

The tenant allowance payable of euro 6.0 million is due in January 2018 and relates to a lease extension at the Eurostar facility in Graz, Austria. The future payable of euro 6.0 million has been discounted and is being accreted to its face value through a charge to interest expense.

9.  BANK INDEBTEDNESS

Effective December 11, 2014, Granite LP entered into an amended and restated agreement for an unsecured senior revolving credit facility in the amount of $250.0 million that is available by way of Canadian dollar, U.S. dollar or euro denominated loans or letters of credit (the "Credit Facility") and matures on February 1, 2018 with the option to extend the maturity date by one year to February 1, 2019, subject to the agreement of lenders in respect of a minimum of 66 2/3% of the aggregate amount committed under the Credit Facility. The Credit Facility provides Granite LP with the ability to increase the amount of the commitment by an additional aggregate principal amount of up to $50.0 million with the consent of the participating lenders. The Credit Facility is guaranteed by Granite REIT and Granite GP. Interest on drawn amounts is calculated based on an applicable margin determined by the Trust's external credit rating. Based on the current credit rating, Granite LP would be subject to interest at a rate per annum equal to the base rate (i.e. LIBOR, Canadian prime business rate or eurocurrency rate) depending on the currency Granite LP borrows in plus an applicable margin of up to 1.45%. At December 31, 2014, Granite LP had $62.6 million (U.S. $54.0 million) drawn under the Credit Facility and $1.2 million in letters of credit issued against the Credit Facility.

The Credit Facility replaced an unsecured senior revolving credit facility in the amount of $175.0 million that was available by way of Canadian dollar, U.S. dollar or euro denominated loans or letters of credit that would have matured on February 1, 2015. Interest on drawn amounts was calculated based on an applicable margin determined by the Trust's external credit rating. During 2014, the Trust was subject to interest at a rate per annum equal to the base rate (i.e. LIBOR, Canadian prime business rate or eurocurrency rate) depending on the currency the Trust borrowed in plus an applicable margin of up to 1.63%. At December 31, 2013, the Trust had $53.2 million (U.S. $50.0 million) drawn and $1.2 million in letters of credit issued against the revolving credit facility.

10.  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities consist of:

As at December 31,	2014	2013
Accounts payable	$4,608	$5,828
Accrued salaries and wages	5,197	4,771
Accrued interest payable	7,129	2,708
Accrued construction payable	7,652	7,141
Accrued acquisition costs	—	1,733
Accrued employee unit-based compensation	3,096	1,751
Accrued trustee/director unit-based compensation	4,632	3,291
Other accrued liabilities	4,335	5,955

	$36,649	$33,178

68 Granite REIT 2014

11.  INCOME TAXES

(a)
The major components of the income tax expense (recovery) are:
Years ended December 31,	2014	2013
Current income tax:
Current taxes	$3,662	$4,034
Withholding taxes and other	592	4,490

	4,254	8,524

Deferred income tax:
Origination and reversal of temporary differences	4,559	5,627
Impact of changes in tax rates	68	(87)
Reversal of withholding taxes on profits of subsidiaries	(592)	(4,430)
Reversal of deferred tax liability upon REIT conversion and related reorganizations	—	(41,950)
Other	203	(823)

	4,238	(41,663)

Income tax expense (recovery)	$8,492	$(33,139)

(b)
The effective income tax rate reported in the combined statements of income varies from the Canadian statutory rate for the following reasons:

Years ended December 31,	2014	2013
Income before income taxes	$72,152	$110,305

Expected income taxes at the Canadian statutory tax rate of 26.5% (2013 — 26.5%)	$19,120	$29,231
Income distributed and taxable to unitholders	(11,178)	(23,735)
Reversal of deferred tax liability upon REIT conversion and related reorganizations	—	(41,950)
Net foreign rate differentials	651	2,379
Net change in provisions for uncertain tax positions	(1,265)	(224)
Net permanent differences	813	(160)
Net effect of change in tax rates	68	(87)
Withholding taxes and other items	283	1,407

Income tax expense (recovery)	$8,492	$(33,139)

Granite REIT 2014 69

(c)
Deferred tax assets and liabilities consist of temporary differences related to the following:

As at December 31,	2014	2013
Deferred tax assets:
Investment properties	$1,494	$2,447
Eligible capital expenditures	3,263	3,509
Other	2,449	2,217

Total deferred tax assets	7,206	8,173

Deferred tax liabilities:
Investment properties	155,582	165,362
Withholding tax on undistributed subsidiary profits	834	1,014
Other	(708)	246

Total deferred tax liabilities	155,708	166,622

Net deferred tax liabilities	$148,502	$158,449

(d)
Changes in the net deferred tax liabilities consist of the following:

Years ended December 31,	2014	2013
Balance, beginning of year	$158,449	$185,215
Deferred tax recovery recognized in net income	(9,648)	(41,825)
Foreign currency translation of deferred tax balances	(299)	15,059

	$148,502	$158,449

(e)
Net cash payments of income taxes amounted to $4.4 million (2013 — $12.4 million) for the year ended December 31, 2014 which included $0.6 million of withholding taxes (2013 — $4.2 million).

(f)
The Trust conducts operations in a number of countries with varying statutory rates of taxation. Judgment is required in the estimation of income taxes and deferred income tax assets and liabilities, in each of the Trust's operating jurisdictions. This process involves estimating actual current tax exposure, assessing temporary differences that result from the different treatments of items for tax and accounting purposes, assessing whether it is more likely than not that deferred income tax assets will be realized and, based on all the available evidence, determining if a valuation allowance is required on all or a portion of such deferred income tax assets. The Trust reports a liability for uncertain tax positions ("unrecognized tax benefits") taken or expected to be taken in a tax return. The Trust recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax expense.

  As at December 31, 2014, the Trust had $13.9 million (2013 — $14.2 million) of unrecognized income tax benefits, (including $0.2 million (2013 — $0.3 million) of related accrued interest and penalties), all of which could ultimately reduce the Trust's effective tax rate. The Trust is currently under audit in Canada for the 2008 and 2011 taxation years, the United States for the 2011 taxation year and Germany for the 2008 through 2011 taxation years. The Trust believes that it has adequately provided for reasonably foreseeable outcomes related to the tax examinations and that any resolution will not have a material adverse effect on the combined financial position or results of operations. However, the Trust cannot predict with any level of certainty the exact nature of any future possible outcome.

70 Granite REIT 2014

  A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows:

As at December 31,	2014	2013
Unrecognized tax benefits balance, beginning of year	$14,165	$12,263
Decreases for tax positions of prior years	(3,369)	(510)
Increases for tax positions of current year	3,398	1,749
Foreign currency impact	(312)	663

Unrecognized tax benefits balance, end of year	$13,882	$14,165

  It is reasonably possible that the gross unrecognized tax benefits, as of December 31, 2014, could decrease in the next 12 months by an estimated range of a nominal amount to $5.5 million (2013 — nominal amount to $5.5 million) relating primarily to tax years becoming statute barred for purposes of future tax examinations by local taxing authorities and the outcome of current tax examinations.

  As at December 31, 2014, the following tax years remained subject to examination by the major tax jurisdictions:

Major Jurisdictions
Canada	2008 through 2014
United States	2011 through 2014
Mexico	2009 through 2014
Austria	2009 through 2014
Germany	2008 through 2014
Netherlands	2013 through 2014

  As at December 31, 2014, the Trust had approximately $475.0 million of Canadian capital loss carryforwards that do not expire, approximately U.S. $540.0 million of Foreign Investment in Real Property Tax Act losses that will expire in 2015 and 2017, and other losses and deductible temporary differences in various tax jurisdictions of approximately $18.9 million. The Trust believes it is not probable that these tax assets can be realized; and accordingly, no related deferred tax asset was recognized at December 31, 2014.

12.  STAPLED UNITHOLDERS' EQUITY

(a)
Stapled Units

  In accordance with the Arrangement (note 1), effective January 3, 2013, all the common shares of Granite Co. were exchanged, on a one-for-one basis, for stapled units, each of which consists of one unit of Granite REIT and one common share of Granite GP. Granite REIT is authorized to issue an unlimited number of units. Granite GP's authorized share capital consists of an unlimited number of common shares without par value. Each stapled unit is entitled to distributions and/or dividends in the case of Granite GP as and when declared and, in the event of termination of Granite REIT and Granite GP, to the net assets of Granite REIT and Granite GP remaining after satisfaction of all liabilities.

(b)
Unit-based Compensation

  Incentive Stock Option Plan

  The Incentive Stock Option Plan (the "Option Plan") allows for the grant of stock options or appreciation rights to directors, officers, employees and consultants. Options expire on the 10th anniversary of the date of grant, subject to earlier cancellation from events specified in each recipient's option agreement. No options have been granted since August 2010.

Granite REIT 2014 71

  A reconciliation of the changes in the options outstanding is presented below:

	2014			2013
	Number (000s)		Weighted Average Exercise Price	Number (000s)		Weighted Average Exercise Price
Options outstanding, January 1	100		$33.92	205		$32.01
Exercised	(50)		35.62	(105)		30.20

Options outstanding and exercisable, December 31	50	(1)	$32.21	100	(2)	$33.92

(1)
Outstanding and exercisable options were issued in 2007

(2)
Outstanding and exercisable options included 50,000 options issued in each of 2004 and 2007.

  Director/Trustee Deferred Share Unit Plan

  Effective November 3, 2003, Granite Co. established a Non-Employee Director Share-Based Compensation Plan (the "DSP"), which provides for a deferral of up to 100% of each outside director's total annual remuneration, at specified levels elected by each director, until such director ceases to be a director. In connection with the Arrangement, effective January 3, 2013, the DSP was amended to entitle the holder to receive a payment based on the fair market value of a preferred share of Granite Co. that is equal in value to a stapled unit of the Trust. In addition, effective January 3, 2013, a new deferred share unit plan (the "new DSP") was established by Granite GP whereby each non-employee director/trustee is entitled to receive a portion of their annual retainer (and to elect to receive up to 100% of their annual remuneration) as deferred share units, which entitles them to receive a payment based on the fair market value of a preferred share of Granite Co. that is equal in value to a stapled unit.

  The amounts deferred under the DSP and new DSP plans are reflected by notional deferred share units ("DSUs") whose value at the time that the particular payment to the director is determined reflects the fair market value of the Granite Co. preferred shares. The value of a DSU thus appreciates or depreciates with changes in the market price of the stapled units. The DSP and new DSP also provide for the accrual of notional distribution equivalents on any distributions paid on the stapled units. Under the DSP and new DSP, when a director or trustee leaves the Board, the director or trustee receives a cash payment at an elected date equal to the value of the accrued DSUs at such date. There is no option under the DSP and new DSP for directors or trustees to receive stapled units in exchange for DSUs.

  A reconciliation of the changes in the DSUs outstanding is presented below:

	2014		2013
	Number (000s)	Weighted Average Grant Date Fair Value	Number (000s)	Weighted Average Grant Date Fair Value
DSUs outstanding, January 1	87	$32.92	61	$30.95
Granted	23	40.06	26	37.62

DSUs outstanding, December 31	110	$34.45	87	$32.92

  Executive Deferred Stapled Unit Plan

  Effective August 7, 2011, Granite Co. established an Executive Share Unit Plan which was amended, effective January 3, 2013, as a result of the Arrangement to conform to the REIT structure (the "Stapled Unit Plan"). The Stapled Unit Plan is designed to provide equity-based compensation in the form of stapled units to executives and other employees (the "Participants"). The maximum number of stapled units which may be issued pursuant to the Stapled Unit Plan is 1.0 million. The Stapled Unit Plan entitles a

72 Granite REIT 2014

  Participant to receive a stapled unit or a cash payment equal to the market value of the stapled unit, which on any date is the volume weighted average trading price of a stapled unit on the Toronto Stock Exchange or New York Stock Exchange over the preceding five trading days. The form of redemption of the stapled units is determined by the Compensation Committee and is not at the option of the Participant. Vesting conditions in respect of a grant are determined by the Compensation Committee at the time the grant is made and may result in the vesting of more or less than 100% of the number of stapled units. The Stapled Unit Plan also provides for the accrual of distribution equivalent amounts based on distributions paid on the stapled units. Stapled units are, unless otherwise agreed or otherwise required by the Stapled Unit Plan, settled within 60 days following vesting.

  A reconciliation of the changes in stapled units outstanding is presented below:

	2014		2013
	Number (000s)	Weighted Average Grant Date Fair Value	Number (000s)	Weighted Average Grant Date Fair Value
Stapled units outstanding, January 1	62	$37.42	38	$35.63
Granted	57	39.07	31	39.03
Settled	(22)	38.39	(7)	35.41

Stapled units outstanding, December 31	97	$38.19	62	$37.42

  At December 31, 2014, unrecognized compensation cost related to the Stapled Unit Plan was $1.1 million, which will be amortized over the weighted average remaining requisite service period of less than one year.

  During the year ended December 31, 2014, the Trust recognized unit-based compensation expense of $3.7 million (2013 — $2.1 million), which included a $1.3 million expense (2013 — $1.0 million) pertaining to the DSP plans and a $2.4 million expense (2013 — $1.1 million) pertaining to the Stapled Unit Plan.

(c)
Accumulated Other Comprehensive Income

  Accumulated other comprehensive income consists of the following:

As at December 31,	2014	2013
Foreign currency translation gains on investments in subsidiaries, net of related hedging activities and non-controlling interests	$91,747	$108,551
Losses on derivatives designated as net investment hedges	(5,290)	(11,490)

	$86,457	$97,061

13.  DISTRIBUTIONS TO STAPLED UNITHOLDERS

Total distributions declared to stapled unitholders in the year ended December 31, 2014 were $103.6 million (2013 — $98.9 million) or $2.21 per stapled unit (2013 — $2.11 per stapled unit). Distributions payable at December 31, 2014 of $9.0 million, representing the December 2014 distribution, were paid on January 15, 2015. Subsequent to December 31, 2014, distributions of 19.2 cents per stapled unit were declared on January 16 and February 17, 2015. The distribution declared in January 2015 in the amount of $9.0 million was paid on February 17, 2015 and the distribution declared in February 2015 will be paid on March 16, 2015.

Granite REIT 2014 73

14.  COSTS AND EXPENSES (INCOME)

(a)
Property operating costs consist of:
Years ended December 31,	2014	2013
Non-recoverable from tenants:
Property taxes and utilities	$1,140	$1,158
Legal	1,106	1,161
Environmental and appraisals	563	772
Repairs and maintenance	515	592
Other	1,180	715

	4,504	4,398

Recoverable from tenants:
Property taxes and utilities	1,204	692
Repairs and maintenance	384	182
Other	784	273

	2,372	1,147

Property operating costs	$6,876	$5,545

(b)
General and administrative expenses consist of:
Years ended December 31,	2014	2013
Salaries and benefits	$14,647	$12,948
Audit, legal and consulting	4,173	3,927
REIT conversion and reorganization related costs	—	2,479
Trustee/director fees and related expenses	988	962
Unit-based compensation for employees and trustees/directors	3,698	2,105
Other	4,555	4,644

	$28,061	$27,065

(c)
Interest expense and other financing costs, net consist of:
Years ended December 31,	2014	2013
Interest, accretion and costs on debentures	$20,921	$18,250
Interest on mortgages payable and construction loan	1,546	877
Amortization of deferred financing costs	447	589
Other interest and accretion charges	1,572	1,307

	24,486	21,023
Capitalized interest	(99)	(119)
Interest income	(420)	(318)

	$23,967	$20,586

(d)
Fair value losses (gains) on financial instruments consist of:
Years ended December 31,	2014	2013
Foreign exchange forward contracts, net	$(537)	$—
Interest rate caps	360	(72)

	$(177)	$(72)

74 Granite REIT 2014

(e)
Gain on Meadows holdback

  In the first quarter of 2013, the Trust entered into a settlement agreement pursuant to which the Trust received U.S. $5.0 million relating to a holdback receivable of a former subsidiary's sale of a property in 2006. The settlement proceeds comprised a cash payment of U.S. $1.5 million and a non-interest bearing promissory note of U.S. $3.5 million payable in U.S. $0.5 million monthly instalments which commenced March 31, 2013 and concluded with the final instalment received in October 2013.

15.  DISCONTINUED OPERATIONS

During the second quarter of 2014, Granite disposed of its portfolio of Mexican properties. As the Mexican properties represented a significant geographical area of operations, the Trust has retroactively presented the Mexican portfolio as discontinued operations in the combined financial statements.

Granite's results of operations from discontinued operations are as follows:

Years ended December 31,	Note	2014	2013
Rental revenue		$7,079	$13,347
Operating costs and expenses		90	335
Fair value losses on investment properties, net		4	9,042

Income before income taxes		6,985	3,970
Income tax expense		(1,702)	(1,804)

Income from discontinued operations before net gain on sale of disposed properties		5,283	2,166
Loss on sale of investment properties(1)	4	(5,071)	(344)
Reclassification of cumulative foreign currency translation amounts relating to foreign operation disposed of in the year		5,722	—
Income tax recovery		823	—

Net gain (loss) on sale of disposed properties		1,474	(344)

Net income from discontinued operations		$6,757	$1,822

(1)
Loss on sale of investment properties for 2014 included closing adjustments and associated selling costs and for 2013 included associated selling costs.

During the year ended December 31, 2014, Granite paid $5.1 million of current income tax installments associated with the sale of the portfolio of Mexican properties.

16.  SEGMENTED DISCLOSURE INFORMATION

The Trust has one reportable segment — the ownership and rental of industrial real estate as determined by the information reviewed by the chief operating decision maker who is the chief executive officer. The following tables present certain information with respect to geographic segmentation:

Revenues

Years ended December 31,	2014	2013
Canada	$64,253	$62,762
United States	43,981	39,865
Austria	59,484	60,782
Germany	25,930	20,535
Netherlands	9,587	1,762
Other Europe	4,175	4,194

	$207,410	$189,900

Granite REIT 2014 75

For the year ended December 31, 2014, revenues from Magna were approximately 83% (2013 — 92%) of the Trust's total revenues.

Investment properties

As at December 31,	2014	2013
Canada	$678,500	$701,130
United States	581,335	451,431
Mexico	—	111,678
Austria	677,101	674,610
Germany	242,540	276,228
Netherlands	97,248	101,522
Other Europe	33,654	35,298

	$2,310,378	$2,351,897

17.  DETAILS OF CASH FROM OPERATING ACTIVITIES FROM CONTINUING OPERATIONS

(a)
Items not involving current cash flows are shown in the following table:
Years ended December 31,	2014	2013
Straight-line rent adjustment	$4,567	$1,200
Unit-based compensation expense	3,698	2,105
Fair value losses on investment properties	51,620	16,182
Depreciation and amortization	621	454
Fair value gains on financial instruments	(177)	(72)
Gain on settlement of Meadows note	—	(5,143)
Loss (gain) on sale of investment properties	(1,416)	778
Amortization of issuance costs and discount accretion of debentures	1,655	494
Amortization of deferred financing costs	447	589
Foreign exchange on note receivable	—	(115)
Deferred income taxes	4,238	(41,663)
Other	(750)	(436)

	$64,503	$(25,627)

(b)
Changes in working capital balances are shown in the following table:
Years ended December 31,	2014	2013
Accounts receivable	$136	$1,231
Prepaid expenses and other	67	(247)
Accounts payable and accrued liabilities	(6,401)	169
Deferred revenue	42	(1,120)
Restricted cash	—	522

	$(6,156)	$555

(c)
Non-cash financing activities

  During the year ended December 31, 2014, 22 thousand stapled units (2013 — 7 thousand stapled units) with a value of $0.9 million (2013 — $0.3 million) were issued under the Stapled Unit Plan.

76 Granite REIT 2014

18.  FAIR VALUE AND RISK MANAGEMENT

(a)
Fair Value of Financial Instruments

  The following table provides the classification and measurement of financial assets and liabilities as at December 31, 2014:

	Fair value through profit or loss
			Loans and receivables/ other financial liabilities
						Total
							Total
	(Fair value)		(Amortized cost)			(Carrying Value)
Measurement basis					(Fair value)		(Fair Value)
Financial assets
Other assets	$362	(1)	$533	(2)	$533	$895	$895
Cross currency interest rate swap	481		—		—	481	481
Accounts receivable	—		2,247		2,247	2,247	2,247
Prepaid expenses and other	586	(3)	—		—	586	586
Restricted cash	—		4,782		4,782	4,782	4,782
Cash and cash equivalents	—		116,233		116,233	116,233	116,233

	$1,429		$123,795		$123,795	$125,224	$125,224

Financial liabilities
Unsecured debentures, net	$—		$447,049		$468,700	$447,049	$468,700
Cross currency interest rate swap	3,829		—		—	3,829	3,829
Secured long-term debt	—		66,079		66,079	66,079	66,079
Other non-current liabilities	—		10,809		10,809	10,809	10,809
Bank indebtedness	—		62,645		62,645	62,645	62,645
Accounts payable and accrued liabilities	49	(4)	36,600		36,600	36,649	36,649
Distributions payable	—		9,027		9,027	9,027	9,027

	$3,878		$632,209		$653,860	$636,087	$657,738

  (1)
  Interest rate caps included in other assets.

  (2)
  Long-term receivables included in other assets.

  (3)
  Foreign exchange forward contracts included in prepaid expenses.

  (4)
  Foreign exchange forward contracts included in accounts payable and accrued liabilities.

Granite REIT 2014 77

  The following table provides the classification and measurement of financial assets and liabilities as at December 31, 2013:

	Fair value through profit or loss		Loans and receivables/ other financial liabilities
						Total
							Total
			(Amortized cost)			(Carrying Value)
Measurement basis	(Fair value)				(Fair value)		(Fair Value)
Financial assets
Other assets	$678	(5)	$525	(6)	$525	$1,203	$1,203
Accounts receivable	—		2,491		2,491	2,491	2,491
Restricted cash	—		4,360		4,360	4,360	4,360
Cash and cash equivalents	—		95,520		95,520	95,520	95,520

	$678		$102,896		$102,896	$103,574	$103,574

Financial liabilities
Unsecured debentures, net	$—		$462,070		$485,558	$462,070	$485,558
Cross currency interest rate swap	11,003		—		—	11,003	11,003
Secured long-term debt	—		41,856		41,856	41,856	41,856
Other non-current liabilities	—		3,777		3,777	3,777	3,777
Bank indebtedness	—		53,180		53,180	53,180	53,180
Accounts payable and accrued liabilities	—		33,178		33,178	33,178	33,178
Distributions payable	—		8,591		8,591	8,591	8,591

	$11,003		$602,652		$626,140	$613,655	$637,143

  (5)
  Interest rate caps included in other assets.

  (6)
  Long-term receivables included in other assets.

  The fair value of the Trust's accounts receivable, cash and cash equivalents, restricted cash, bank indebtedness, accounts payable and accrued liabilities and distributions payable approximate their carrying amounts due to the relatively short periods to maturity of these financial instruments. The fair value of other non-current liabilities approximates the carrying value as it is revalued at each reporting date. The fair value of the unsecured debentures is determined using quoted market prices. The fair value of the cross currency interest rate swaps is determined using market inputs quoted by their counterparties. The fair value of the secured long-term debt approximates its carrying amount as the mortgages and construction loans payable were drawn recently and bear interest at rates comparable to current market rates that would be used to calculate fair value.

  The Trust periodically purchases foreign exchange forward contracts to hedge specific anticipated foreign currency transactions and mitigate its foreign exchange exposure on its net cash flows. At December 31, 2014, the Trust held six foreign exchange forward contracts (December 31, 2013 — no contracts outstanding). The foreign exchange contracts are comprised of five contracts to purchase $24.5 million and sell euro 17.0 million and one contract to purchase $2.3 million and sell U.S. $2.0 million. For the year ended December 31, 2014, the Trust recorded a net fair value gain of $0.5 million (2013 — no fair value gains or losses) on these outstanding foreign exchange forward contracts.

  As disclosed in note 7, the Trust entered into two interest rate caps to hedge the interest rate risk associated with the mortgages payable. The interest rate caps have not been designated and the Trust is

78 Granite REIT 2014

  not employing hedge accounting for these instruments. The fair value of the interest rate caps at December 31, 2014 was $0.4 million (2013 — $0.7 million). For the year ended December 31, 2014, the Trust recorded a net fair value loss of $0.4 million (2013 — net fair value gain of $0.1 million) on these interest rate caps.

(b)
Fair Value Hierarchy

  Fair value measurements are based on inputs of observable and unobservable market data that a market participant would use in pricing an asset or liability. IFRS establishes a fair value hierarchy which is summarized below:

Level 1:	Fair value determined based on quoted prices in active markets for identical assets or liabilities.
Level 2:	Fair value determined using significant observable inputs, generally either quoted prices in active markets for similar assets or liabilities or quoted prices in markets that are not active.
Level 3:	Fair value determined using significant unobservable inputs, such as pricing models, discounted cash flows or similar techniques.

  The following tables represent information related to the Trust's assets and liabilities measured or disclosed at fair value on a recurring and non-recurring basis and the level within the fair value hierarchy in which the fair value measurements fall.

As at December 31, 2014	Level 1	Level 2	Level 3
ASSETS AND LIABILITIES MEASURED OR DISCLOSED AT FAIR VALUE
Assets measured at fair value
Investment properties	$—	$—	$2,310,378
Cross currency interest rate swap	—	481	—
Interest rate caps included in other assets	—	362	—
Foreign exchange forward contracts included in prepaid expenses and other	—	586	—
Liabilities measured or disclosed at fair value
Unsecured debentures, net	468,700	—	—
Cross currency interest rate swap	—	3,829	—
Other non-current liabilities	—	—	10,809
Secured long-term debt	—	66,079	—
Bank indebtedness	—	62,645	—
Foreign exchange forward contracts included in accounts payable and accrued liabilities	—	49	—

Net Assets (Liabilities) measured at fair value	$(468,700)	$(131,173)	$2,299,569

Granite REIT 2014 79

As at December 31, 2013	Level 1	Level 2	Level 3
ASSETS AND LIABILITIES MEASURED OR DISCLOSED AT FAIR VALUE
Assets measured at fair value
Investment properties	$—	$—	$2,351,897
Interest rate caps included in other assets	—	678	—
Liabilities measured or disclosed at fair value
Unsecured debentures, net	485,558	—	—
Cross currency interest rate swap	—	11,003	—
Other non-current liabilities	—	—	3,777
Secured long-term debt	—	41,856	—
Bank indebtedness	—	53,180	—

Net Assets (Liabilities) measured at fair value	$(485,558)	$(105,361)	$2,348,120

  For assets and liabilities that are measured at fair value on a recurring basis, the Trust determines whether transfers between the levels of the fair value hierarchy have occurred by reassessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period. For the years ended December 31, 2014 and 2013, there were no transfers between the levels.

  Refer to note 4, Investment Properties, for a description of the valuation techniques and inputs used in the fair value measurement and for a reconciliation of the fair value measurements of investment properties in Level 3. Refer to note 8, Other Non-current Liabilities, for a description of the valuation techniques used in the fair value measurement of non-current liabilities in Level 3.

(c)
Risk Management

  The main risks arising from the Trust's financial instruments are credit, interest rate, foreign exchange and liquidity risks. The Trust's approach to managing these risks is summarized below:

  (i)
  Credit risk

    The Trust's financial assets that are exposed to credit risk consist primarily of cash and cash equivalents and accounts receivable.

    Cash and cash equivalents include short-term investments, such as commercial paper, which are invested in governments, financial institutions and corporations with a minimum credit rating of A- (based on Standard & Poor's ("S&P") rating scale) or A3 (based on Moody's Investor Services' rating scale). Concentration of credit risk is further reduced by limiting the amount that is invested in any one government, financial institution or corporation.

    Magna accounts for approximately 83% of the Trust's rental revenue. Although its operating subsidiaries are not individually rated, Magna International Inc. has an investment grade credit rating from S&P and Dominion Bond Rating Service which mitigates the Trust's credit risk. Substantially all of the Trust's accounts receivable are collected within 30 days. The balance of accounts receivable past due is not significant.

80 Granite REIT 2014

  (ii)
  Interest rate risk

    As at December 31, 2014, the Trust's exposure to interest rate risk is limited. Approximately 78% of the Trust's debt consists of fixed rate debt in the form of the 2018 Debentures and the 2021 Debentures. These debentures, after taking into account the related cross currency interest rate swaps, have effective fixed interest rates of 3.56% and 2.68% respectively. The mortgage debts account for 7% of the Trust's debt and the interest rates are capped at 4.0% as a result of the interest rate caps that were entered into. As a result, only 15% of the Trust's debt is exposed to variable interest rate risk.

  (iii)
  Foreign exchange risk

    As at December 31, 2014, the Trust is exposed to foreign exchange risk primarily in respect of movements in the euro and the U.S. dollar. The Trust is structured such that its foreign operations are primarily conducted by entities with a functional currency which is the same as the economic environment in which the operations take place. As a result, the net income impact of currency risk associated with financial instruments is limited as its financial assets and liabilities are generally denominated in the functional currency of the subsidiary that holds the financial instrument. However, the Trust is exposed to foreign currency risk on its net investment in its foreign currency denominated operations and certain Trust level foreign currency denominated assets and liabilities. At December 31, 2014, the Trust's foreign currency denominated net assets are $972.0 million primarily in U.S. dollars and euros. A 1% change in the U.S. dollar and euro exchange rates relative to the Canadian dollar will result in a gain or loss of approximately $1.3 million and $8.1 million, respectively, to comprehensive income.

    Granite generates rental income that is not all denominated in Canadian dollars. Since the financial results are reported in Canadian dollars, the Trust is subject to foreign currency fluctuations that could, from time to time, have an impact on the operating results. For the year ended December 31, 2014, a 1% change in the U.S. dollar and euro exchange rates relative to the Canadian dollar would have impacted rental income and tenant recoveries by approximately $0.4 million and $1.0 million, respectively.

    For the year ended December 31, 2014, the Trust designated its U.S. dollar borrowings of $54.0 million under the Credit Facility as a hedge of its net investment in the U.S. operations. In addition, the Trust has designated its cross currency interest rate swaps relating to the $450.0 million of unsecured debentures as hedges of its net investment in the European operations (note 6(d)).

  (iv)
  Liquidity risk

    Liquidity risk is the risk the Trust will encounter difficulties in meeting its financial obligations. The Trust will be subject to the risks associated with debt financing, including the risk that its Credit Facility, mortgages payable and construction loans will not be able to be refinanced. The Trust's objectives in minimizing liquidity risk are to maintain prudent levels of leverage on its investment properties, stagger its debt maturity profile and maintain investment grade credit ratings. In addition, the Declaration of Trust establishes certain debt ratio limits.

Granite REIT 2014 81

  The contractual maturities of the Trust's financial liabilities are summarized below:

(in thousands)		Payments due by year
As at December 31, 2014	Total	2015	2016	2017	2018	2019	Thereafter
Unsecured debentures	$450,000	$—	$—	$—	$200,000	$—	$250,000
Cross currency interest rate swap	3,829	—	—	—	3,829	—	—
Secured long-term debt(1)	66,634	894	16,600	35,821	13,319	—	—
Bank indebtedness(1)	62,645	—	—	—	62,645	—	—
Interest expense(2):
Unsecured debentures, net of cross currency interest rate swap savings	74,711	13,786	13,757	13,757	13,757	6,552	13,102
Secured long-term debt	4,108	1,699	1,511	772	126	—	—
Bank indebtedness	3,130	1,015	1,015	1,015	85	—	—
Contingent consideration	4,817	—	—	—	4,817	—	—
Tenant allowance payable	8,423	—	—	—	8,423	—	—
Accounts payable and accrued liabilities	36,649	35,947	578	124	—	—	—
Distributions payable	9,027	9,027	—	—	—	—	—

	$723,973	$62,368	$33,461	$51,489	$307,001	$6,552	$263,102

  (1)
  Contractual maturities do not reflect extension options available to the Trust.

  (2)
  Represents aggregate interest expense expected to be paid over the term of the debt, on an undiscounted basis, based on current interest and foreign exchange rates.

19.  CAPITAL MANAGEMENT

The Trust's capital structure comprises the total of the stapled unitholders' equity and consolidated debt. The total managed capital of the Trust is summarized below:

As at December 31,	2014	2013
Unsecured debentures, net	$447,049	$462,070
Cross currency interest rate swap — financial liability	3,829	11,003
Cross currency interest rate swap — financial asset	(481)	—
Secured long-term debt	66,079	41,856
Bank indebtedness	62,645	53,180

Total debt	579,121	568,109
Stapled unitholders' equity	1,629,985	1,671,227

Total managed capital	$2,209,106	$2,239,336

The Trust manages, monitors and adjusts its capital balances in response to the availability of capital, economic conditions and investment opportunities with the following objectives in mind:

  •
  Compliance with investment and debt restrictions pursuant to the Declaration of Trust;

  •
  Compliance with existing debt covenants;

  •
  Maintaining investment grade credit ratings;

  •
  Supporting the Trust's business strategies including: ongoing operations, property development and acquisitions;

  •
  Generating stable and growing cash distributions; and

  •
  Building long-term unitholder value.

82 Granite REIT 2014

The Declaration of Trust contains certain provisions with respect to capital management which include:

  •
  The Trust shall not incur or assume any indebtedness if, after giving effect to the incurring or assumption of the indebtedness, the total indebtedness of the Trust would be more than 65% of the Gross Book Value (as defined in the Declaration of Trust); and

  •
  The Trust shall not invest in raw land for development, except for (i) existing properties with additional development, (ii) the purpose of renovating or expanding existing properties, or (iii) the development of new properties, provided that the aggregate cost of the investments of the Trust in raw land, after giving effect to proposed investment, will not exceed 15% of Gross Book Value.

Currently, the Trust's consolidated debt consists of the Credit Facility, the 2018 Debentures, the 2021 Debentures, property specific mortgage financing and the Construction Loans and each of these components have various financial covenants. These covenants are defined within the relevant document and, depending on the debt instrument, include a total indebtedness ratio, a secured indebtedness ratio, interest coverage ratio, unencumbered asset ratio, maximum payout ratio and minimum equity amounts. The Trust monitors these provisions and covenants and was in compliance with their respective requirements at December 31, 2014.

Distributions are made at the discretion of the Board of Trustees (the "Board"). However, Granite REIT intends to distribute each year all of its taxable income as calculated in accordance with the Income Tax Act. For the fiscal year 2014, the Trust provided to its unitholders a monthly distribution of $0.183 per stapled unit which was increased to $0.192 per stapled unit for December's distribution. The Board determined this distribution level having considered, among other factors, estimated 2014 and 2015 cash generated from operations and capital requirements, the alignment of its current and targeted payout ratios with the Trust's strategic objectives and compliance with the above noted provisions and financial covenants.

20.  RELATED PARTY TRANSACTIONS

Key management personnel include the Trustees/Directors, the Chief Executive Officer and the Chief Financial Officer. Information with respect to the Trustees/Directors fees is included in note 14(b). The compensation paid or payable to the Trust's key management personnel for services was as follows:

Years ended December 31,	2014	2013
Salaries, incentives and short-term benefits	$2,435	$2,404
Unit-based compensation	1,031	716

	$3,466	$3,120

Granite REIT 2014 83

21.  COMBINED FINANCIAL INFORMATION

The combined financial statements include the financial position and results of operations and cash flows of each of Granite REIT and Granite GP. Below is a summary of the financial information for each entity along with the elimination entries and other adjustments that aggregate to the combined financial statements:

Balance Sheet	As at December 31, 2014
	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined
ASSETS
Non-current assets:
Investment properties	$2,310,378			$2,310,378
Investment in Granite LP	—	3	(3)	—
Other non-current assets	11,312			11,312

	2,321,690	3	(3)	2,321,690
Current assets:
Other current assets	9,791	44		9,835
Intercompany receivable(1)	—	6,083	(6,083)	—
Cash and cash equivalents	116,160	73		116,233

Total assets	$2,447,641	6,203	(6,086)	$2,447,758

LIABILITIES AND STAPLED UNITHOLDERS' EQUITY
Non-current liabilities:
Unsecured debentures, net	$447,049			$447,049
Other non-current liabilities	235,593			235,593

	682,642			682,642
Current liabilities:
Bank indebtedness	62,645			62,645
Intercompany payable	6,083		(6,083)	—
Other current liabilities	60,028	6,200		66,228

Total liabilities	811,398	6,200	(6,083)	811,515

Equity:
Stapled unitholders' equity	1,629,982	3		1,629,985
Non-controlling interests	6,261		(3)	6,258

Total liabilities and stapled unitholders' equity	$2,447,641	6,203	(6,086)	$2,447,758

(1)
Represents employee and trustee/director compensation related amounts which will be reimbursed by Granite LP.

84 Granite REIT 2014

Balance Sheet	As at December 31, 2013
	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined
ASSETS
Non-current assets:
Investment properties	$2,351,897			$2,351,897
Investment in Granite LP	—	2	(2)	—
Other non-current assets	12,069			12,069

	2,363,966	2	(2)	2,363,966
Current assets:
Other current assets	9,147			9,147
Intercompany receivable(1)	—	850	(850)	—
Cash and cash equivalents	95,520			95,520

Total assets	$2,468,633	852	(852)	$2,468,633

LIABILITIES AND STAPLED UNITHOLDERS' EQUITY
Non-current liabilities:
Unsecured debentures, net	$462,070			$462,070
Other non-current liabilities	223,258			223,258

	685,328			685,328
Current liabilities:
Bank indebtedness	53,180			53,180
Intercompany payable	850		(850)	—
Other current liabilities	52,765	850		53,615

Total liabilities	792,123	850	(850)	792,123

Equity:
Stapled unitholders' equity	1,671,225	2		1,671,227
Non-controlling interests	5,285		(2)	5,283

Total liabilities and stapled unitholders' equity	$2,468,633	852	(852)	$2,468,633

(1)
Represents trustee/director compensation which will be reimbursed by Granite LP.

Granite REIT 2014 85

Income Statement	Year Ended December 31, 2014
	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined
Revenues	$207,410			$207,410
General and administrative expenses	28,061			28,061
Interest expense and other financing costs, net	23,967			23,967
Early redemption costs of unsecured debentures	28,580			28,580
Other costs and expenses	4,434			4,434
Share of (income) loss of Granite LP	—	(1)	1	—
Fair value losses on investment properties, net	51,620			51,620
Fair value gains on financial instruments	(177)			(177)
Acquisition transaction costs	189			189
Gain on sale of investment properties	(1,416)			(1,416)

Income before income taxes	72,152	1	(1)	72,152
Income tax expense	8,492			8,492

Net income from continuing operations	63,660	1	(1)	63,660
Net income from discontinued operations	6,757			6,757

Net income	70,417	1	(1)	70,417

Less net income attributable to non-controlling interests	205		(1)	204

Net income attributable to stapled unitholders	$70,212	1	—	$70,213

86 Granite REIT 2014

Income Statement	Year Ended December 31, 2013
	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined
Revenues	$189,900			$189,900
General and administrative expenses	27,065			27,065
Interest expense and other financing costs, net	20,586			20,586
Other costs and expenses	5,953			5,953
Share of (income) loss of Granite LP	—	(2)	2	—
Fair value losses on investment properties, net	16,182			16,182
Fair value gains on financial instruments	(72)			(72)
Loss on sale of investment properties	778			778
Acquisition transaction costs	14,246			14,246
Gain on Meadows holdback	(5,143)			(5,143)

Income before income taxes	110,305	2	(2)	110,305
Income tax recovery	(33,139)			(33,139)

Net income from continuing operations	143,444	2	(2)	143,444
Net income from discontinued operations	1,822			1,822

Net income	145,266	2	(2)	145,266

Less net income attributable to non-controlling interests	237		(2)	235

Net income attributable to stapled unitholders	$145,029	2	—	$145,031

Granite REIT 2014 87

Statement of Cash Flows	Year Ended December 31, 2014
	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined
OPERATING ACTIVITIES
Net income from continuing operations	$63,660	1	(1)	$63,660
Items not involving current cash flows	64,503	(1)	1	64,503
Changes in working capital balances from continuing operations	(6,229)	73	—	(6,156)
Other operating activities	(34,616)			(34,616)

Cash provided by operating activities from continuing operations	87,318	73	—	87,391
Cash provided by operating activities from discontinued operations	5,472			5,472

Cash provided by operating activities	92,790	73	—	92,863

INVESTING ACTIVITIES
Investment property capital additions	(47,532)			(47,532)
Business acquisitions	(75,149)			(75,149)
Other investing activities	38,438			38,438
Cash provided by investing activities from discontinued operations	104,370			104,370

Cash provided by investing activities	20,127	—	—	20,127

FINANCING ACTIVITIES
Distributions paid	(103,205)			(103,205)
Other financing activities	12,492			12,492

Cash used in financing activities	(90,713)	—	—	(90,713)

Effect of exchange rate changes	(1,564)			(1,564)

Net increase in cash and cash equivalents during the year	$20,640	73	—	$20,713

88 Granite REIT 2014

Statement of Cash Flows	Year Ended December 31, 2013
	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined
OPERATING ACTIVITIES
Net income from continuing operations	$143,444	2	(2)	$143,444
Items not involving current cash flows	(25,627)	(2)	2	(25,627)
Changes in working capital balances from continuing operations	555			555
Other operating activities	(1,015)			(1,015)

Cash provided by operating activities from continuing operations	117,357	—	—	117,357
Cash provided by operating activities from discontinued operations	10,537			10,537

Cash provided by operating activities	127,894	—	—	127,894

INVESTING ACTIVITIES
Business acquisitions (net of cash acquired of $375)	(233,363)			(233,363)
Investment property capital additions	(43,057)			(43,057)
Other investing activities	22,831			22,831

Cash used in investing activities	(253,589)	—	—	(253,589)

FINANCING ACTIVITIES
Distributions paid	(90,331)			(90,331)
Other financing activities	252,460			252,460

Cash provided by financing activities	162,129	—	—	162,129

Effect of exchange rate changes	8,013			8,013

Net increase in cash and cash equivalents during the year	$44,447	—	—	$44,447

Granite REIT 2014 89

22.  COMMITMENTS AND CONTINGENCIES

(a)
In the ordinary course of business activities, the Trust may become subject to litigation and other claims brought by, among others, tenants, suppliers and former employees. Management believes that adequate provisions have been recorded in the accounts where required. Although it is not possible to accurately estimate the extent of potential costs and losses, if any, management believes, but can provide no assurance, that the ultimate resolution of such claims would not have a material adverse effect on the financial position of the Trust.

(b)
At December 31, 2014, the Trust's contractual commitments related to construction and development projects amounted to approximately $13.0 million which are expected to be incurred in the first half of 2015.

(c)
At December 31, 2014, the Trust had commitments on non-cancellable operating leases requiring future minimum annual rental payments as follows:
Not later than 1 year	$428
Later than 1 year and not later than 5 years	858
Later than 5 years	270

$1,556

  In addition, the Trust is committed to making annual payments under two ground leases for the land upon which two income-producing properties are situated of $0.5 million and $0.1 million to the years 2049 and 2096, respectively. The fair value of the investment properties situated on the land under ground leases is $42.1 million.

23.  SUBSEQUENT EVENTS

(a)
On January 26, 2015, the Trust sold an income-producing property located in Canada for gross proceeds of approximately $2.0 million.

(b)
Subsequent to December 31, 2014, Granite LP repaid $11.4 million (U.S. $9.0 million) related to amounts drawn on the Credit Facility (note 9).

90 Granite REIT 2014

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